Sanpaolo IMI S.p.A. is furnishing the following document in its notification form on Form 6-K because it is required to make this document publicly available in accordance with Italian law. The document was independently prepared by Banca Intesa S.p.A.

Exhibit 1.5

Pursuant to U.S. legal and regulatory requirements, please note the following:

The Banca Intesa securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Banca Intesa securities will be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act. The merger described herein relates to the securities of two foreign (non-U.S.) companies and is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Banca Intesa and Sanpaolo IMI are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that Banca Intesa may purchase securities of Sanpaolo IMI otherwise than in the merger, such as in open market or privately negotiated purchases.

CONVOCATION NOTICE OF THE EXTRAORDINARY
AND ORDINARY SHAREHOLDERS’ MEETING

The shareholders are called to the Extraordinary and Ordinary Shareholders’ Meeting which shall be held at the “Fondazione Cariplo” Congress Centre, in Via Romagnosi, 6, Milan, on November 30th, 2006, at 6.00 p.m. on first call and, if necessary, on second call, in the same place, on December 1st, 2006, at 10.00 a.m. upon the following

AGENDA OF THE MEETING

Extraordinary part:

1)                 Revocation, for the unexecuted part, of the resolution of the Shareholders’ Meeting of Banca Intesa S.p.A. dated 17th December 2002, in relation to the attribution to the Board of Directors of the power to increase the share capital up to a maximum amount of 52,000,000 euro in order to support the stock option plan. Related and consequent resolutions.

2)                 Approval of the project for the merger into Banca Intesa S.p.A. of Sanpaolo IMI S.p.A. which entails, among other issues:

i)                   the increase in share capital in order to support the merger for a total maximum amount of 3,037,379,042.88 euro;

ii)                a further increase in share capital for a maximum nominal amount of e 15,835,003.08 euro in order to support the stock option plans already resolved upon by Sanpaolo IMI S.p.A.;

iii)             the adoption of a new text of Articles of Association, which is characterised, among other things, by the adoption of the dual corporate governance system.

Related and consequent resolutions.

Ordinary part:

1)                 Appointment of the Supervisory Board for the financial years 2007-2008-2009, made up of 19 Members; determination of the related remuneration; appointment of the Chairman and of the Deputy Chairmen.

2)                 Authorisation for the purchase and subsequent assignment for free to the employees of shares of Banca Intesa pursuant to articles 2357, 2357-ter of the Italian Civil Code, as well as art. 132 of Legislative Decree 58 of February 24th,1998.

For the purposes of the appointment of the Supervisory Board, indicated in point 1 of the Ordinary part of this Agenda, the Meeting will proceed as provided for and in compliance with the transitory rule of the Articles of Association to be approved, which, among other provisions, sets forth the following: “Also in derogation of the Articles of Association which shall be in force when the merger between Banca Intesa S.p.A. and Sanpaolo IMI S.p.A. comes into effects, 19 members of the Supervisory Board shall be appointed for the first time, for three financial years, by the Ordinary Shareholders’ Meeting of the Surviving Company in accordance with the provisions of this transitory rule.

The shareholders shall be requested to file by and within fifteen days before Banca Intesa S.p.A.’s Ordinary Shareholders’ Meeting the lists of candidates, who have the requirements provided for by the law and the present Article. In particular, the candidate indicated at number 2 of each list must comply with the requirements of independence provided for by the Corporate Governance Code promoted by the Italian Stock Exchange, must be included in the Register of Auditors and must have practiced the Statutory Legal Audit for at least a three-year period. Of the subsequent candidates of each list at least three must comply with the requirements of independence provided for by the above-mentioned Corporate Governance Code, and two candidates must be included in the Register of Auditors and must have practiced Statutory Legal Audit for at least a three-year period.

In relation to the share capital threshold for the presentation of the lists and to all other formalities and requirements for the presentation of the lists, the provisions set forth in art. 23 of Banca Intesa S.p.A.’s Articles of Association, in force at the time of the Extraordinary Shareholders’ Meeting called to approve the project for the merger, must be observed since applicable.

The top 18 candidates from the list which obtains the highest number of votes and the first candidate of the list which receives the second highest number of votes shall be elected. In case of presentation of one list only, all 19 members of the Supervisory Board shall be elected from that list.

The Chairman and the two Deputy Chairmen shall be appointed by the Ordinary Shareholders’ Meeting with special resolutions approved by a relative majority.”.

Pursuant to art. 9 of the Articles of Association in force, in order to take part in the General Meeting, each shareholder must duly demonstrate their entitlement to participate in the General Meeting by means of an intermediary’s notice, which shall be delivered to the Company by and within the second day prior to the Shareholders’ Meeting.

The documentation required by art. 2501-septies of the Italian Civil Code shall be filed at the Company’s Registered Office and at Borsa Italiana S.p.A. (the Italian Stock Exchange) under the terms provided by the law and shall be available for the shareholders and the general public. During the ten days preceding the Shareholders’ Meeting the “Documento Informativo” provided for by art. 70 of

CONSOB Regulation 11971/99, and subsequent modifications, shall be available for the general public at the Company’s Registered Office and at Borsa Italiana S.p.A.

The Report of the Board of Directors on the other issues on the Agenda of the meeting shall be available for the shareholders and the general public at the Company’s Registered Office and at Borsa Italiana S.p.A. under the terms provided by the law.

The shareholders are entitled to obtain a copy.

Milano, October 26th 2006	The Chairman of the Board of Directors
Giovanni Bazoli

The above-mentioned documentation shall also be available on the web site www.bancaintesa.it. For any information regarding the Shareholders’ Meeting please contact Investor relations at +39 02 879.43571, on business days from 8.30 a.m. to 5.00 p.m.

Banca Intesa s.p.a. Registered office Piazza Paolo Ferrari, 10 Milano Italy Registration Number on the Milano Company Register and Fiscal Code 00799960158 Vat Code 10810700152 Abi Code 3069.2 Share capital 3,613,001,195.96 euro Member of the National Interbank Deposit Guarantee Fund and of the National Guarantee Fund, included in the National Register of Banks No. 5361 and Parent Company of “Gruppo Intesa”, included in the National Register of Banking Groups.